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                                                                Exhibit 99.1

[Cenveo logo]
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FOR IMMEDIATE RELEASE                            CONTACT:
                                                 Michel P. Salbaing
                                                 Senior Vice President & CFO
                                                 Cenveo, Inc.
                                                 303-790-8023
                                                 michel.salbaing@cenveo.com



                        CENVEO LOWERS EBITDA GUIDANCE



ENGLEWOOD, COLO., (DECEMBER 10, 2004) - Cenveo(TM) Inc., (NYSE: CVO) one of North America's leading providers of visual communications services, today announced it now expects its earnings before interest, tax, depreciation and amortization (EBITDA) to be between $126 million and $129 million for the full year. Previously provided guidance for full year EBITDA was approximately $135 million. According to Paul Reilly, Cenveo chairman, CEO and president, "The fourth quarter of 2004 will be the first quarter in ten that EBITDA will not be in line with guidance and will not represent year-over-year quarterly growth. As we are finalizing our business plans for 2005, we expect growth in both top and bottom line results in the upcoming year."

The shortfall from the company's prior guidance (See Exhibit 1) is primarily driven by two events. One is the inability to pass through increases in envelope materials costs under certain customer contracts, and the other is the failure of new Resale customers to meet their purchase commitments. "We expect these material price increases to be passed through by the first half of 2005," Mr. Reilly continued, "and sales volume from new Resale customers, which we had planned to see impact Q4 very favorably, is now expected to deliver at anticipated rates in the first half of 2005. In addition to these two issues, certain Commercial segment customers chose to postpone or cancel significant planned projects for which we had reserved production capacity that could not be redeployed. Some of these orders may be rescheduled for the first part of 2005."

The company's internal benchmarking efforts announced in Q3 are expected to increase profits in 2005 throughout its facilities by stimulating production, reducing fixed manufacturing costs, consolidating plants, selectively increasing prices, and reducing SG&A costs. In addition, the company is working to leverage its supplier relationships with a focus on mitigating increases in material costs.

Both Commercial and Resale segments are positioned to deliver profitable growth in 2005 and beyond. Mr. Reilly stated, "Cenveo management has a notable track record of delivering on what it sets out to do. This past year, we completed the refinancing of our debt. During the past three years, we delivered over $130 million in cost reductions and produced gains in ROCE (Return on Capital Employed) and market share."

                                  - more -

"The integration of the commercial printing and envelope product lines is already working, with a visible growth in market share," continued Mr. Reilly. "Today, Cenveo's Commercial Segment's print product line is growing at a faster rate than the market with expected 2004 growth in sales of 4% and profits of 12% and, over the past two years, sales have grown by 4% per year and cumulative profits by 46%. In 2004, our Commercial segment grew organically through our strategic sales team selling our `one-stop shopping' value proposition. Now, we're fine-tuning our strategy to achieve even greater organic growth via a combination of strategic sales and traditional local sales, the latter of which did not grow in 2004."

The company's Resale segment continues to deliver strong profits and cash flow that exceeds Cenveo's cost of capital, with ROCE expected to increase to 12% in 2004. Mr. Reilly reported, "Cenveo is well positioned to deal with the significant pricing pressure felt during the second half of 2004 particularly with envelopes sold into the office products market and mass market channels. In addition, Resale sales through the Commercial segment continue to grow, which is proof that our One Company strategy is working." Resale sales to the Commercial segment are expected to reach 5% of the Resale segment's annual revenue this year.

Mr. Reilly said, "we believe our recent actions to reduce costs and increase profitable sales, as well as our previously announced benchmarking plans, will mitigate the impact of the pricing pressure in the Resale segment. As we have said, we believe that the company will return to the earnings growth that it has achieved in the previous nine quarters."

CENVEO WILL HOLD A CONFERENCE CALL

Cenveo will hold a conference call today, Friday December 10, at 1:00 p.m. Eastern Time (12 noon Central, 11:00 a.m. Mountain, 10:00 a.m. Pacific
Time). To participate in the Cenveo conference call, please dial in to 1-866-246-6871 and provide conference ID 613685. Please call 5-7 minutes before the call is to begin. The conference call will also be available via webcast. To listen to the webcast, go to www.cenveo.com, www.streetevents.com, or www.fulldisclosure.com. International Dial-in: An operator will dial out to you. Contact Cenveo Investor Relations at 303-790-8023 or email: bea.rodriguez@cenveo.com no later than 1 hour prior to the call with your telephone information. If you are unable to join the Cenveo conference call, you may access a replay of the call starting Friday December 10, 2004 at 3:00 pm Eastern Time until Midnight Eastern Time, December 16, 2004. To access the replay, please dial 1-866-837-8032 and reference the conference ID 613685.

USE OF NON-GAAP MEASURES

EBITDA (earnings before interest, taxes, depreciation and amortization) should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted (GAAP) in the United States (such as operating income or net income), nor should it be considered as an indicator of our overall financial performance. Cenveo uses EBITDA internally to evaluate and manage the Company's operations. EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of results.

                                  - more -

Additionally, our method of calculating EBITDA may be different from the method used by other companies and therefore comparability may be limited. EBITDA has not been provided as a measure of liquidity.

We use EBITDA as a supplemental measure of performance because we believe it gives the reader a more complete understanding of our operating results before the impact of investing and financing transactions.

This press release includes management's estimate of EBITDA for the year ended December 31, 2004. Management believes the most directly comparable GAAP measure would be net income. Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the Company is not providing an estimate of year-end net income at this time. Cenveo expects certain known GAAP charges for 2004, such as $5.5 million of amortization of purchased intangibles, interest expense of $73.0 million and depreciation of $47.5 million. Other GAAP charges excluded from the estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges, such as potential asset impairment charges, potential restructuring costs or potential tax valuation allowances are dependent upon future events and valuations that have not yet been performed.

Cenveo, Inc. (NYSE: CVO), www.cenveo.com, is one of North America's leading providers of visual communications with one-stop services from design through fulfillment. The company is uniquely positioned to serve both direct customers through its commercial segment, and distributors and resellers of printed office products through its Quality Park resale segment. The company's broad portfolio of services and products include e-services, envelopes, offset and digital printing, labels and business documents. Cenveo currently has approximately 10,000 employees and more than 80 production locations plus five advanced fulfillment and distribution centers throughout North America. In early 2004, Cenveo was voted second place in the printing and publishing category as Fortune Magazine's Most Admired Companies and ranked number five of the Russell 3000 companies on Corporate Governance Quotients by Institutional Shareholder Services. The company is headquartered in Englewood, Colorado.

Cenveo and Vision Delivered are either trademarks or registered trademarks of Cenveo, Inc.

In this prepared release, management may make forward-looking statements. It should be understood that all such statements are subject to various uncertainties and risks that could affect their outcome. Factors which could cause or contribute to such differences include, but are not limited to: the ability to execute strategic initiatives, economic conditions, product demand and sales, ability to obtain assumed productivity and cost savings, interest rates, foreign currency exchange rates, paper and raw material costs and the ability to pass them through to customers, waste paper prices, postage rates, union relations, competition, and competitors' actions, availability of financing, and changes in the direct mail industry. Please refer to the company's 10-K, 10-Q and other SEC filings for a more detailed discussion of the risks. None of management's statements in this release will constitute an offer to sell or a solicitation of an offer to buy Cenveo securities.

                                    # # #



[Cenveo logo]

CENVEO, INC. AND SUBSIDIARIES
EXHIBITS TO THE DECEMBER 10, 2004 PRESS RELEASE
(all amounts in millions)


EXHIBIT 1 - SHORTFALL FROM THE COMPANY'S PRIOR GUIDANCE
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
                                                                                    FOURTH QUARTER 2004
                                                                         COMMERCIAL          RESALE          TOTAL
                                                                        -------------------------------------------
Delayed material costs pass through                                         $ 1.0             $ 0.3          $ 1.3

Delayed ramp up of new accounts                                                 -               3.4            3.4

Postponed or cancelled Commercial jobs                                        1.4                 -            1.4

Severance paid to sales and marketing employees                               0.7                 -            0.7

                                                                        -------------------------------------------
             Totals                                                         $ 3.1             $ 3.7          $ 6.8
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
EXHIBIT 2 - SHORTFALL OF CURRENT YEAR FORECAST VS. PRIOR YEAR RESULTS
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
                                                                                    FOURTH QUARTER 2004
                                                                         COMMERCIAL          RESALE          TOTAL
                                                                        -------------------------------------------
Delayed material costs pass through                                         $ 1.0             $ 0.7          $ 1.7

Resale pricing levels                                                           -               4.4            4.4

Severance paid to sales and marketing employees                               0.7                 -            0.7

Additional restructuring costs related to Bensalem closing                    0.8                 -            0.8

                                                                        -------------------------------------------
             Totals                                                         $ 2.5             $ 5.1          $ 7.6
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